Exhibit 12.2

Kesselman & Kesselman Certified Public Accountants (Isr.) Trade Tower, 25 Hamered Street Tel Aviv 68125 Israel P.O Box 452 Tel Aviv 61003 Telephone +972-3-7954555 Facsimile +972-3-7954556

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 33-25782, No. 33-78196, No. 333-05440, No. 333-06542, No. 333-08404, No. 333-09342, No. 333-11124 and No. 333-12692) of Orbotech Ltd. of our report dated February 6, 2003 relating to the consolidated financial statements, which appears in this Form 20-F.

Tel Aviv, Israel	KESSELMAN & KESSELMAN
April 30, 2003	CERTIFIED PUBLIC ACCOUNTANTS (ISR.)

Kesselman & Kesselman is a member of PricewaterhouseCoopers International Limited, a company limited by guarantee registered in England and Wales.